American Stock Exchange: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Announces US$9.6 Million Private Placement and US$13.1 Million
Strategic Investment by Denison Mines

March 18, 2008 – Uranerz Energy Corporation (“Uranerz” or the “Company”) (AMEX: URZ; TSX: URZ; Frankfurt: U9E) is pleased to announce that it will raise approximately US$23,676,000 via a brokered private placement of 4,000,000 units and a non-brokered private placement of 5,865,000 units, including 5,465,000 to Denison Mines Corp. (“Denison”), at a price of US$2.40 per unit. Upon closing of the private placement Denison will own approximately 9.9% of the issued and outstanding common shares of Uranerz.

Each unit is comprised of one common share and one-half of one common share purchase warrant. Each whole warrant will entitle the holder to purchase one additional share of Uranerz common stock for a period of 24 months after the closing at an exercise price of US$3.50 per share.

The securities being offered have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state, and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. Persons or persons within the United States without registration unless an exemption from such registration requirements is available. The Units will be placed within the United States and to, or for the account or benefit of, U.S. Persons or persons within the United States pursuant to exemptions from the registration requirements of the US Securities Act provided by Regulation D and/or Section 4(2) thereunder, and outside the United States in off-shore transactions pursuant to the exclusion from the registration requirements of the US Securities Act provided by Regulation S thereunder. This news release does not constitute an offer for sale of securities in the United States.

“We are pleased to welcome Denison, the premier conventional uranium producer in the United States, as a substantial shareholder in the Company. We anticipate a mutually beneficial working relationship and look forward to exploring opportunities in which the two companies can contribute their respective strengths.” stated Glenn Catchpole, President and CEO of Uranerz. “The proceeds of this financing will help Uranerz achieve its goal of becoming a significant in-situ recovery (“ISR”) uranium producer in Wyoming”.

The net proceeds of the brokered and non-brokered private placements will be used to: 1) advance the 100% owned Nichols Ranch and Hank ISR properties (Uranium Mining Licence and Permit Applications were submitted to the Federal State regulatory authorities in Q4/07); 2) complete an aggressive exploration drill program on the 81% owned Arkose Property, which is contiguous with Nichols Ranch and Hank (refer to February 28, 2008 press release for details) and 3) general working capital purposes.

Certain placement agents will be paid a cash commission of 6% of the gross proceeds of the brokered private placement. The Company has also agreed to issue to the certain placement agent common share purchase warrants of the Company entitling the placement agents to purchase common shares equal to 3% of the units sold under the brokered private placement at price of US$2.60 for a period of 12 months following the closing of the brokered private placement.

About Denison

Denison is the premier intermediate uranium producer in North America, with mining assets in the Athabasca Basin region of Saskatchewan, Canada and the southwest United States including Colorado, Utah and Arizona. Denison is strategically placed as it has ownership interests in two of the four conventional uranium mills currently operating in North America. Denison also has a strong development portfolio with advanced stage projects in Zambia and Mongolia.

About Uranerz and the Arkose Mining Venture

Uranerz Energy Corporation is a development and exploration company listed on the American Stock Exchange (“AMEX”) and the Toronto Stock Exchange (“TSX”) under the symbol “URZ”, and has options traded on the Chicago Board Options Exchange and the AMEX. Uranerz is also listed on the Frankfurt Stock Exchange under the symbol “U9E”.

Certain members of the Uranerz management team have considerable specialized expertise in the ISR uranium mining method, and the Company collectively owns or controls (including through its interest in the Arkose Mining Venture) approximately 114,900 acres (or approximately 179 square miles) in the Powder River Basin of Wyoming, United States, an area well known for hosting uranium-mineralized roll fronts that are amenable to ISR mining techniques.

The Company has submitted ISR mine permit applications for two of its Powder River Basin properties, the Hank and Nichols Ranch projects. Commercial ISR mining in the Powder River Basin has been ongoing since 1987, with production coming from the Smith Ranch-Highland mines currently owned and operated by Cameco Resources Inc. and from AREVA NC’s Irigaray/Christensen Ranch ISR mine located in the Pumpkin Buttes uranium district (presently on stand-by, but scheduled to recommence operations in the near term).

Further Information

For further information relating to the Company, please refer to the Company’s website at www.uranerz.com or contact the Company’s Investor Relations department at 1-800-689-1659.

Cautionary Statement regarding “Forward-Looking” Information and Statements

This news release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but are not limited to, statements with respect to the proposed brokered and non-brokered private placement, the size and timing of the private placement, the terms of the Denison investment and potential relationship, potential uranium exploration targets, future exploration and drilling programs and results, and planned permitting activities, as well as resource estimates, projections, the Company’s exploration, and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and with Canadian Securities Administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.